EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103152 and 333-21161 of Shiloh Industries, Inc. on Form S-8 of our report dated December 21, 2004, appearing in this Annual Report on Form 10-K of Shiloh Industries, Inc. for the year ended October 31, 2004.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

December 21, 2004